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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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STANDARD MANAGEMENT CORPORATION

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DATE:	February 15, 2006

TO:	All Media

FROM:	Standard Management Corporation
10689 N. Pennsylvania Street
Indianapolis, Indiana 46280

CONTACT:	Investor Relations
Phone: (317) 574-5221
Standard Management Streamlines Capital Plan
(Indianapolis, Indiana) Standard Management Corporation (“Standard Management” or the “Company”) (NASDAQ: SMAN, SMANP) an Indianapolis-based provider of pharmaceuticals to the long-term care and infusion therapy market, today announced that it has revised its previously announced capital plan. On January 30, 2006, the Company announced its intention to raise approximately $40 million in new capital.
The Company today announced that, while it still intends to commence a variety of financing initiatives, due to an internal reassessment of priorities for the capital, it will now seek to raise approximately $25 million. The Company still intends to obtain such funds through a combination of equity and debt financing, including both senior and subordinated debt, although the amounts of each are not yet determined. The Company intends to utilize certain of its officers, registered broker-dealers and investment banking firms on a non-exclusive basis to arrange such financing. CRT Capital Group, LLC will play no role in the financing.
Although the specific terms of any such transaction or transactions have not been finalized, the Company intends to complete at least a majority of such financing prior to the end of the first quarter of 2006. The completion of the financing remains subject to a number of conditions, and no assurance can be given that our revised capital plan can be fully implemented on the contemplated timetable.
NOTE: Standard Management has filed a proxy statement with the Securities and Exchange Commission (the “SEC”) with respect to a special meeting of shareholders. Investors are urged to read the proxy statement because it contains important information. Investors will be able to obtain free copies of the proxy statement, as well as other filings containing information about Standard Management, without charge, at the SEC’s Internet site (http://www.sec.gov). These documents may also be obtained for free from Standard Management by directing a request to Standard Management Corporation, Investor Relations, 10689 North Pennsylvania, Indianapolis, Indiana 46280.
Standard Management and its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from Standard Management’s shareholders in respect of the special meeting. Information regarding Standard Management’s directors and executive officers is available in Standard Management’s proxy statement for its 2005 annual meeting of shareholders, dated August 17, 2005. Additional information regarding the interests of such participants is included in the proxy statement filed with the SEC.
This press release contains “forward-looking statements” within the meaning of section 27 A of the Securities Act of 1933. The use of the words “believe,” “expect,” “anticipate,” “intend,” “may,” “estimate,” “could,” “plans,” and other similar expressions, or the negations thereof, generally identify forward-looking statements. Forward-looking statements in this press release include, without limitation, the ability of the Company to enter into agreements for and close the proposed financing transactions. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors, which could cause actual results to be materially different from those contemplated by the forward-looking statements. Such factors include, but are not limited to, general market and economic conditions and other factors, including prevailing interest rate levels and stock market performance, which may affect our ability to obtain the proposed capital and additional capital when needed and on favorable terms.
We caution you that, while forward-looking statements reflect our good faith beliefs, these statements are not guarantees of future performance. In addition, we disclaim any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.
Standard Management is a holding company headquartered in Indianapolis, IN. Information about the Company can be obtained by calling the Investor Relations Department at (317) 574-5221 or via the Internet at www.SMAN.com.